Exhibit Number
99.1

Investor Contact:	W. Larry Cash
Executive Vice President
and Chief Financial Officer
(615) 465-7000
COMMUNITY HEALTH SYSTEMS, INC. ANNOUNCES
THIRD QUARTER 2006 RESULTS WITH NET OPERATING REVENUES UP 20.9%

BRENTWOOD, TN. (October 25, 2006) — Community Health Systems, Inc. (NYSE: CYH) today announced financial and operating results for the third quarter and nine months ended September 30, 2006.
     The financial results for the third quarter and nine months ended September 30, 2006, include a change in estimate of the Company’s allowance for doubtful accounts. The effect of this change resulted in a $65.0 million increase in the Company’s allowance for doubtful accounts on its September 30, 2006, balance sheet and a corresponding $65.0 million pre-tax increase to the provision for bad debts, which reduced adjusted EBITDA by $65.0 million and income from continuing operations by $40.0 million, or $0.42 per share (diluted), for the quarter ended September 30, 2006, and $0.41 per share (diluted) for the nine months ended September 30, 2006. As discussed in more detail later in this press release, a significant increase in self-pay volume and related revenue, combined with lower cash collections, experienced during the quarter ended September 30, 2006, necessitated a review and analysis of the adequacy of the Company’s allowance for doubtful accounts. Based on this review, the Company recorded an increase to its allowance for doubtful accounts and changed its methodology for estimating its provision for bad debts and the related allowance for doubtful accounts effective September 30, 2006.
     Net operating revenues for the quarter ended September 30, 2006, totaled $1.123 billion, a 20.9% increase compared with $929.3 million for the same period last year. Before giving effect to the increase in the provision for bad debts discussed above, income from continuing operations for the quarter ended September 30, 2006, increased 9.5% to $48.2 million, or $0.51 per share (diluted), on 95.3 million weighted average shares outstanding for the quarter ended September 30, 2006, compared with $44.1 million, or $0.47 per share (diluted), on 98.5 million weighted average shares outstanding for the same period last year, and net income increased to $48.2 million, or $0.51 per share (diluted), for the quarter ended September 30, 2006, compared with $42.9 million, or $0.46 per share (diluted), for the same period last year. After giving effect to the increase in the provision for bad debts discussed above, income from continuing operations for the quarter ended September 30, 2006, decreased 81.3% to $8.2 million, or $0.09 per share (diluted), compared with $44.1 million, or $0.47 per share (diluted), for the same period last year and net income decreased to $8.2 million, or $0.09 per share (diluted), for the quarter ended September 30, 2006, compared with $42.9 million, or $0.46 per share (diluted), for the same period last year.
     The consolidated financial results for the quarter ended September 30, 2006, reflect a 16.9% increase in total admissions compared with the same period last year. This increase is primarily attributable to hospitals acquired during 2006 and 2005 and strong third quarter 2006 same-store growth. On a same-store basis, net operating revenues increased 7.8%, admissions increased 2.6% and adjusted admissions increased 0.7%, compared with the same period last year.
     Before giving effect to the increase in the provision for bad debts discussed above, adjusted EBITDA for the quarter ended September 30, 2006, was $156.4 million, compared with $137.5 million for the same period last year, representing a 13.7% increase. After giving effect to the increase in the provision for bad
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CYH Announces Third Quarter 2006 Results

October 25, 2006
debts discussed above, adjusted EBITDA for the quarter ended September 30, 2006, was $91.4 million, compared with $137.5 million for the same period last year, representing a 33.6% decrease. Adjusted EBITDA is EBITDA adjusted to exclude discontinued operations and minority interest in earnings. The Company uses adjusted EBITDA as a measure of liquidity. Net cash provided by operating activities for the quarter ended September 30, 2006, was $61.0 million, compared with $59.4 million for the same period last year, and reflects lower cash collections on self-pay accounts receivable, but was not impacted by the increase in the provision for bad debts.
     The third quarter 2006 results also include additional compensation expense of $3.9 million, or $0.02 per diluted share, resulting from stock-based compensation calculated under SFAS No. 123(R), “Share-Based Payment”.
     Net operating revenues for the nine months ended September 30, 2006, totaled $3.211 billion, a 16.5% increase compared with $2.756 billion for the same period last year. Before giving effect to the increase in the provision for bad debts discussed above, income from continuing operations increased 13.3% to $157.9 million, or $1.63 per share (diluted), on 96.8 million weighted average shares outstanding for the nine months ended September 30, 2006, compared with $139.3 million, or $1.48 per share (diluted), on 98.6 million weighted average shares outstanding for the same period last year, and net income increased to $154.6 million, or $1.60 per share (diluted), for the nine months ended September 30, 2006, compared with $119.4 million, or $1.28 per share (diluted), for the same period last year. After giving effect to the increase in the provision for bad debts discussed above, income from continuing operations decreased 15.4% to $117.9 million or $1.22 per share (diluted), compared with $139.3 million or $1.48 per share (diluted) for the same period last year, and net income decreased to $114.6 million, or $1.19 per share (diluted), for the nine months ended September 30, 2006, compared with $119.4 million or $1.28 per share (diluted), for the same period last year. Loss on discontinued operations for the nine months ended September 30, 2006, consists of an after-tax loss of approximately $3.2 million, or $0.03 per share (diluted), related primarily to the sale of one hospital in March of 2006, which was designated as being held for sale at December 31, 2005.
     The consolidated financial results for the nine months ended September 30, 2006, reflect a 10.6% increase in total admissions compared with the same period last year. This increase is primarily attributable to hospitals acquired during 2006 and 2005. On a same-store basis, net operating revenues increased 7.4%, admissions increased 0.4% and adjusted admissions increased 0.1%, compared with the same period last year.
     Before giving effect to the increase in the provision for bad debts discussed above, adjusted EBITDA for the nine months ended September 30, 2006, was $471.6 million, compared with $421.4 million for the same period last year, representing an 11.9% increase. After giving effect to the increase in the provision for bad debts discussed above, adjusted EBITDA for the nine months ended September 30, 2006, was $406.6 million, compared with $421.4 million for the same period last year, representing a 3.5% decrease. Net cash provided by operating activities for the nine months ended September 30, 2006, was $268.1 million, compared with $335.8 million for the same period last year and reflects lower cash collections on self-pay accounts receivable, but was not impacted by the increase in the provision for bad debts.
     The results for the nine months ended September 30, 2006, also include additional compensation expense of $10.9 million, or $0.07 per diluted share, resulting from stock-based compensation calculated under SFAS No. 123(R), “Share-Based Payment”.
     The Company maintains an allowance for doubtful accounts principally to cover the estimated uncollectible portion of patient account balances for uninsured patients and for insured patients for whom the primary insurance payor has paid some, but not all, of the outstanding balance, with the remaining outstanding balance (generally deductibles and co-payments) being owed by the patient. These self-pay accounts represent the Company’s primary collection risk. Historically, the Company has not maintained specific reserves by payor category, but instead has estimated its allowance for doubtful accounts by reserving, as
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CYH Announces Third Quarter 2006 Results

October 25, 2006
uncollectible, the net unpaid balance of all accounts aging over 150 days from discharge without regard to payor class. In addition, the Company has historically reviewed its overall reserve adequacy by monitoring historical cash collections as a percentage of trailing net revenues less its provision for bad debts, aged accounts receivable and revenue by payor, and the impact of recent acquisition or dispositions.
     The Company experienced a significant increase in self-pay volume and related revenue, combined with lower cash collections during the quarter ended September 30, 2006. The Company believes this trend reflects an increased collection risk from self-pay accounts, and as a result necessitated a review and analysis of the adequacy of its allowance for doubtful accounts. Based on this review, the Company recorded a $65.0 million increase to its allowance for doubtful accounts to maintain an adequate allowance as of September 30, 2006. The Company believes that the increase in self-pay accounts is a result of current economic trends, including an increase in the number of uninsured patients, reduced enrollment under Medicaid programs such as Tenncare, and higher deductibles and co-payments for patients with insurance. Cash collections continue to be greater than the Company’s net revenues, less the provision for bad debts.
     In conjunction with recording a $65.0 million increase to the allowance for doubtful accounts, the Company changed its methodology for estimating its allowance for doubtful accounts effective September 30, 2006, as follows: The Company will reserve a percentage, of all self-pay accounts receivable without regard to aging category, based on collection history adjusted for expected recoveries and, if present, other changes in trends. For all other payor categories the Company will reserve 100% of all accounts aging over 365 days from discharge. The Company believes this change in methodology provides a better approach to reflect changes in payor mix and historical collection patterns and to respond to changes in trends. The revised accounting methodology and the adequacy of resulting estimates will continue to be reviewed by monitoring historical cash collections as a percentage of trailing net revenues less provision for bad debts, as well as analyzing current period net revenue and admissions by payor classification, aged accounts receivable by payor, days revenue outstanding, and the impact of recent acquisitions and dispositions.
     On July 1, 2006, the Company completed the acquisition of the healthcare assets of Vista Health, a non-profit corporation, which included Victory Memorial Hospital (336 licensed beds) and St. Therese Medical Center (currently utilizing 71 non-acute care beds), both located in Waukegan, Illinois and renamed “Vista Medical Center East” and “Vista Medical Center West”, respectively.
     Commenting on the results, Wayne T. Smith, Chairman, President and Chief Executive Officer of Community Health Systems, Inc., stated, “Community Health Systems continued to demonstrate solid execution in a challenging environment during the third quarter of 2006. The year-over-year gain in revenues and higher patient volumes on a same-store basis reflect the benefits of our proven centralized operating strategy and the assimilation of recently acquired hospitals. We have continued to pursue our growth strategy through a combination of market share opportunities and acquisitions. Since the beginning of 2006, we have acquired new hospitals at an aggressive pace with six new hospitals added to our portfolio. We believe Community Health Systems has a strong base of assets with opportunities for additional growth, and we remain very enthusiastic about our prospects for the remainder of 2006.”
     The Company is withdrawing its previously issued guidance for 2006 and is issuing updated guidance for 2006, as well as its initial guidance for 2007. Included on pages 12, 13 and 14 of this press release is a table setting forth selected information concerning the consolidated operating results of the Company for the year ended December 31, 2005, and updated projected consolidated operating results of the Company for the year ending December 31, 2006, and the Company’s initial 2007 guidance. The Company’s updated guidance for 2006 reflects the increase in the provision for bad debts discussed above and the actual operating results for the nine months ended September 30, 2006.
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CYH Announces Third Quarter 2006 Results

October 25, 2006
     Located in the Nashville, Tennessee, suburb of Brentwood, Community Health Systems, Inc. is a leading operator of general acute care hospitals in non-urban communities throughout the country. Through its subsidiaries, the Company currently owns, leases or operates 76 hospitals in 22 states. Its hospitals offer a broad range of inpatient medical and surgical services, outpatient treatment and skilled nursing care. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH”.
     Community Health Systems, Inc. will hold a conference call to discuss this press release on Thursday, October 26, 2006, at 10:30 a.m. Central, 11:30 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call by clicking on the Investor Relations link of the Company’s CYH website at www.chs.net, or at www.earnings.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and continue through November 26, 2006. A copy of the Company’s Form 8-K (including this press release) and conference call slide show will also be available on the Company’s website at www.chs.net.
     Statements contained in this news release regarding expected operating results, acquisition transactions and other events are forward-looking statements that involve risk and uncertainties. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by Community Health Systems, Inc. with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K and current reports on Forms 8-K and 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
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CYH Announces Third Quarter 2006 Results

October 25, 2006
COMMUNITY HEALTH SYSTEMS, INC.
Financial Highlights
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2006		2005		2006		2005
Net operating revenues	$1,123,483		$929,269		$3,211,099		$2,756,250

Adjusted EBITDA (e)	$91,360	(a)	$137,497		$406,562	(a)	$421,431

Income from continuing operations	$8,241	(a)	$44,066		$117,864	(a)	$139,295

Net income	$8,241	(a)	$42,886		$114,648	(a)	$119,402

Income from continuing operations per share — basic	$0.09	(a)(b)	$0.50		$1.23	(a)(b)	$1.57

Income from continuing operations per share — diluted	$0.09	(a)(b)	$0.47	(c)	$1.22	(a)(b)	$1.48	(c)

Net income per share — basic	$0.09	(a)	$0.49		$1.20	(a)	$1.35

Net income per share — diluted	$0.09	(a)	$0.46	(c)	$1.19	(a)	$1.28	(c)

Weighted average number of shares outstanding — basic	94,119		88,325		95,471		88,463

Weighted average number of shares outstanding — diluted	95,259		98,529	(d)	96,768	(d)	98,644	(d)

Net cash provided by operating activities	$61,005		$59,367		$268,051		$335,763

(a)	Includes a $65.0 million pre-tax increase to the provision for bad debts, which reduced adjusted EBITDA by $65.0 million and income from continuing operations by $40.0 million, or $0.42 per share (diluted) for the quarter ended September 30, 2006 and $0.41 per share (diluted) for the nine months ended September 30, 2006. A significant increase in self-pay volume and related revenue, combined with lower cash collections, experienced during the quarter ended September 30, 2006, necessitated a review and analysis of the adequacy of the Company’s allowance for doubtful accounts. Based on this review, the Company recorded a $65.0 million increase to its allowance for doubtful accounts and changed its methodology for estimating its provision for bad debts and the related allowance for doubtful accounts effective September 30, 2006.

(b)	Includes additional compensation expense of $0.02 per share and $0.07 per share (diluted) for the quarter and nine months ended September 30, 2006, respectively, resulting from stock-based compensation calculated under SFAS No. 123(R) “Share-Based Payment”. The Company adopted SFAS No. 123(R) beginning January 1, 2006, using the modified prospective application transition method.

(c)	For purposes of calculating earnings per share for the quarter and nine months ended September 30, 2005, the convertible notes then outstanding were dilutive and accordingly after tax interest expense of $2.2 million per quarter on the convertible notes was excluded from the calculation of earnings and 8.6 million shares were added to the number of shares outstanding to calculate fully diluted earnings per share.

(d)	Adjusted to include assumed exercise of employee stock options and assumed conversion of convertible notes. As of January 31, 2006, all of the convertible notes were redeemed. In connection with this redemption, 8,569,593 shares of common stock of the Company were issued upon conversion of the outstanding notes and $0.4 million of the notes were redeemed in exchange for cash. There was no impact on earnings per share (diluted) as a result of this conversion since weighted average number of shares outstanding-diluted for the quarter and nine months ended September 30, 2005, included the shares issuable upon conversion of the convertible notes.
(Footnotes continued on next page.)
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CYH Announces Third Quarter 2006 Results

October 25, 2006

(e)	EBITDA consists of income before interest, income taxes, and depreciation and amortization. Adjusted EBITDA is EBITDA adjusted to exclude discontinued operations and minority interest in earnings. The Company has from time to time sold minority interests in certain of its subsidiaries or acquired subsidiaries with existing minority interest ownership positions. The Company believes that it is useful to present adjusted EBITDA because it excludes the portion of EBITDA attributable to these third party interests and clarifies for investors the Company’s portion of EBITDA generated by continuing operations. The Company uses adjusted EBITDA as a measure of liquidity. The Company has included this measure because it believes it provides investors with additional information about the Company’s ability to incur and service debt and make capital expenditures. Adjusted EBITDA is the basis for a key component in the determination of the Company’s compliance with some of the covenants under the Company’s senior secured credit facility, as well as to determine the interest rate and commitment fee payable under the senior secured credit facility.

Adjusted EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles. It should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles. The items excluded from adjusted EBITDA are significant components in understanding and evaluating financial performance and liquidity. This calculation of adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

The following table reconciles adjusted EBITDA, as defined, to net cash provided by operating activities as derived directly from the consolidated financial statements for the third quarter and nine months ended September 30, 2006, and 2005 (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Adjusted EBITDA	$91,360	$137,497	$406,562	$421,431

Interest expense, net	(27,494)	(24,170)	(73,151)	(69,963)

Provision for income taxes	(5,073)	(28,056)	(74,238)	(88,684)

Loss from operations of hospitals sold and lease termination, net of taxes	—	(1,180)	(657)	(7,804)

Depreciation and amortization of discontinued operations	—	—	—	1,600

Other non-cash expenses, net	4,280	1,813	8,003	3,286

Net changes in operating assets and liabilities, net of effects of acquisitions	(2,068)	(26,537)	1,532	75,897

Net cash provided by operating activities	$61,005	$59,367	$268,051	$335,763

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CYH Announces Third Quarter 2006 Results

October 25, 2006
COMMUNITY HEALTH SYSTEMS, INC.
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net operating revenues	$1,123,483	$929,269	$3,211,099	$2,756,250

Operating expenses:
Salaries and benefits	450,137	371,881	1,277,952	1,097,211
Provision for bad debts	192,439	92,980	415,734	277,613
Supplies	130,036	110,481	378,556	333,566
Other operating expenses	235,021	194,102	661,177	561,612
Rent	24,490	22,328	71,118	64,817
Depreciation and amortization	49,951	40,490	139,640	120,770
Minority interests in earnings	601	715	1,669	2,719

Total expenses	1,082,675	832,977	2,945,846	2,458,308

Income from operations	40,808	96,292	265,253	297,942
Interest expense, net	27,494	24,170	73,151	69,963

Income from continuing operations before income taxes	13,314	72,122	192,102	227,979
Provision for income taxes	5,073	28,056	74,238	88,684

Income from continuing operations	8,241	44,066	117,864	139,295

Discontinued operations, net of taxes;
Loss from operations	—	1,180	(657)	(7,804)
Loss on sale of hospitals	—	—	(2,559)	(12,089)

Loss on discontinued operations	—	1,180	(3,216)	(19,893)

Net income	$8,241	$42,886	$114,648	$119,402

Income from continuing operations per share-basic	$0.09	$0.50	$1.23	$1.57

Income from continuing operations per share-diluted	$0.09	$0.47	$1.22	$1.48

Net income per share — basic	$0.09	$0.49	$1.20	$1.35

Net income per share — diluted	$0.09	$0.46	$1.19	$1.28

Weighted average number of shares outstanding:
Basic	94,119	88,325	95,471	88,463

Diluted	95,259	98,529	96,768	98,644

Net Income per share calculation:
Net income	$8,241	$42,886	$114,648	$119,402
Add — Convertible notes interest, net of taxes	—	2,189	135	6,567

Adjusted net income	$8,241	$45,075	$114,783	$125,969

Weighted average number of shares outstanding — basic	94,119	88,325	95,471	88,463
Add effect of dilutive securities:
Stock awards	1,140	1,622	1,103	1,599
Convertible notes	—	8,582	194	8,582

Weighted average number of shares outstanding — diluted	95,259	98,529	96,768	98,644

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CYH Announces Third Quarter 2006 Results

October 25, 2006
COMMUNITY HEALTH SYSTEMS, INC.
Selected Operating Data
(Unaudited)
($ in thousands)

	For the Three Months Ended September 30,
	Consolidated			Same-Store
	2006	2005	% Change	2006	2005	% Change
Number of hospitals (at end of period)	76	68		68	68
Licensed beds (at end of period)	8,929	7,684		7,592	7,684
Beds in service (at end of period)	7,187	6,239		6,225	6,239
Admissions	83,423	71,337	16.9%	73,159	71,337	2.6%
Adjusted admissions	156,319	134,952	15.8%	135,845	134,952	0.7%
Patient days	335,914	286,340	17.3%	296,299	286,340	3.5%
Average length of stay (days)	4.0	4.0		4.1	4.0
Occupancy rate (average beds in service)	50.8%	50.0%		51.7%	50.0%
Net operating revenues	$1,123,483	$929,269	20.9%	$1,002,906	$930,169	7.8%
Net inpatient revenue as a % of total net operating revenues	49.3%	50.2%		49.6%	50.2%
Net outpatient revenue as a % of total net operating revenues	49.5%	48.5%		49.2%	48.4%
Income from operations	$40,808	$96,292	-57.6%	$40,631	$97,375	-58.3%
Income from operations as a % of net operating revenues	3.6%	10.4%		4.1%	10.5%
Depreciation and amortization	$49,951	$40,490		$44,608	$40,491

Minority interest in earnings	$601	$715		$601	$715

Liquidity Data:
Adjusted EBITDA	$91,360	$137,497	-33.6%
Adjusted EBITDA as a % of net operating revenues	8.1%	14.8%
Net cash provided by operating activities	$61,005	$59,367
Net cash provided by operating activities as a % of net operating revenue	5.4%	6.4%
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CYH Announces Third Quarter 2006 Results

October 25, 2006
COMMUNITY HEALTH SYSTEMS, INC.
Selected Operating Data
(Unaudited)
($ in thousands)

	For the Nine Months Ended September 30,
	Consolidated			Same-Store
	2006	2005	% Change	2006	2005	% Change
Number of hospitals (at end of period)	76	68		68	68
Licensed beds (at end of period)	8,929	7,684		7,592	7,684
Beds in service (at end of period)	7,187	6,239		6,225	6,239
Admissions	240,637	217,671	10.6%	218,496	217,671	0.4%
Adjusted admissions	446,568	402,274	11.0%	402,506	402,274	0.1%
Patient days	990,736	899,159	10.2%	903,743	899,159	0.5%
Average length of stay (days)	4.1	4.1		4.1	4.1
Occupancy rate (average beds in service)	53.2%	53.5%		53.8%	53.5%
Net operating revenues	$3,211,099	$2,756,250	16.5%	$2,962,479	$2,757,137	7.4%
Net inpatient revenue as a % of total net operating revenues	49.9%	50.8%		50.1%	50.8%
Net outpatient revenue as a % of total net operating revenues	48.8%	47.9%		48.6%	47.9%
Income from operations	$265,253	$297,942	-11.0%	$261,743	$300,413	-12.9%
Income from operations as a % of net operating revenues	8.3%	10.8%		8.8%	10.9%

Depreciation and amortization	$139,640	$120,770		$128,580	$119,713

Minority interest in earnings	$1,669	$2,719		$2,013	$2,719

Liquidity Data:
Adjusted EBITDA	$406,562	$421,431	-3.5%
Adjusted EBITDA as a % of net operating revenues	12.7%	15.3%

Net cash provided by operating activities	$268,051	$335,763
Net cash provided by operating activities as a % of net operating revenue	8.3%	12.2%
Continuing operating results and statistical data exclude discontinued operations for all periods presented.
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CYH Announces Third Quarter 2006 Results

October 25, 2006
COMMUNITY HEALTH SYSTEMS, INC.
Condensed Consolidated Balance Sheets
(Unaudited)
($ in thousands)

	September 30,	December 31,
	2006	2005
ASSETS
Current assets
Cash and cash equivalents	$13,444	$104,108
Patient accounts receivable, net of allowance for doubtful accounts of $460,926 and $346,024 at September 30, 2006, and December 31, 2005, respectively	745,538	656,029
Supplies	106,718	95,200
Deferred income taxes	4,128	4,128
Prepaid expenses and taxes	36,845	33,377
Other current assets	55,287	36,494

Total current assets	961,960	929,336

Property and equipment	2,451,738	2,128,639
Less accumulated depreciation and amortization	(605,600)	(517,648)

Property and equipment, net	1,846,138	1,610,991

Goodwill	1,381,137	1,259,816

Other assets, net	154,378	149,202

Total assets	$4,343,613	$3,949,345

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$28,384	$19,124
Accounts payable	210,839	189,940
Current income taxes payable	—	19,811
Accrued interest	12,700	8,591
Accrued liabilities	294,892	215,064

Total current liabilities	546,815	452,530

Long-term debt	1,786,358	1,648,500

Deferred income taxes	157,579	157,579

Other long-term liabilities	144,221	126,159

Stockholders’ equity
Preferred stock, $.01 par value per share, 100,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value per share, 300,000,000 shares authorized; 96,104,862 shares issued and 95,129,313 shares outstanding at September 30, 2006, and 94,539,837 shares issued and 93,564,288 shares outstanding at December 31, 2005	961	945
Additional paid-in capital	1,226,854	1,208,930
Treasury stock, at cost, 975,549 shares at September 30, 2006 and December 31, 2005	(6,678)	(6,678)
Unearned stock-based compensation	—	(13,204)
Accumulated other comprehensive income	13,462	15,191
Retained earnings	474,041	359,393

Total stockholders’ equity	1,708,640	1,564,577

Total liabilities and stockholders’ equity	$4,343,613	$3,949,345

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CYH Announces Third Quarter 2006 Results

October 25, 2006
COMMUNITY HEALTH SYSTEMS, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
($ in thousands)

	Nine Months Ended
	September 30,
	2006	2005
Cash flows from operating activities
Net income	$114,648	$119,402
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	139,640	122,370
Minority interest in earnings	1,669	2,719
Equity-based compensation expense	14,559	3,469
Loss on sale of hospitals	—	6,295
Impairment on hospital held for sale	3,937	6,718
Excess tax benefits relating to stock-based compensation	(6,589)	—
Other non-cash expenses, net	37	(183)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Patient accounts receivable	(53,688)	(32,384)
Supplies, prepaid expenses and other current assets	(4,594)	(11,311)
Accounts payable, accrued liabilities and income taxes	55,985	95,266
Other	2,447	23,402

Net cash provided by operating activities	268,051	335,763

Cash flows from investing activities
Acquisitions of facilities and other related equipment	(317,387)	(60,953)
Purchases of property and equipment	(158,598)	(132,929)
Disposition of hospitals	750	51,998
Proceeds from sale of equipment	4,312	2,258
Increase in other assets	(29,460)	(29,840)

Net cash used in investing activities	(500,383)	(169,466)

Cash flows from financing activities
Proceeds from exercise of stock options	12,585	40,146
Excess tax benefits relating to stock-based compensation	6,589	—
Stock buy-back	(137,666)	(79,853)
Deferred financing costs	(8)	(1,122)
Redemption of convertible notes	(128)	—
Proceeds from minority investors in joint ventures	5,290	1,383
Redemption of minority investments in joint ventures	(915)	(317)
Distributions to minority investors in joint ventures	(2,642)	(1,487)
Borrowings under credit agreement	479,000	—
Repayments of long-term indebtedness	(220,437)	(23,265)

Net cash provided by financing activities	141,668	(64,515)

Net change in cash and cash equivalents	(90,664)	101,782

Cash and cash equivalents at beginning of period	104,108	82,498

Cash and cash equivalents at end of period	$13,444	$184,280

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CYH Announces Third Quarter 2006 Results

October 25, 2006
Regulation FD Disclosure
     The following table sets forth selected information concerning the consolidated operating results of the Company for the year ended December 31, 2005, the Company’s updated projected consolidated operating results of the Company for the year ending December 31, 2006, and the Company’s initial projected consolidated operating results for the year ending December 31, 2007. These projections are based on the Company’s historical operating performance, current trends and other assumptions that the Company believes are reasonable at this time.
     The following is provided as guidance to analysts and investors:

	2005
	Actual Results
	Adjusted
	for Pro-forma Effect	Updated
	of Stock-Based	2006			2007
	Compensation	Projection			Projection
	Expense	Range			Range
Net operating revenues (in millions)	$3,738	$4,300	to	$4,340	$4,950	to	$5,050
Adjusted EBITDA (in millions)	$556	$565	to	$580	$700	to	$720
Income from continuing operations per share — diluted	$1.91	$1.78	to	$1.80	$2.30	to	$2.38
Same hospitals annual admissions growth	2.1%	1.0%	to	1.5%	1.0%	to	2.0%
Weighted average diluted shares (in millions)	98.6	96	to	97	97	to	98
Acquisitions of new hospitals	5	6	to	7	3	to	4

Income from Continuing Operations Per Share — Diluted:
1st quarter ended March 31	$0.50	$0.58		actual
2nd quarter ended June 30	$0.46	$0.54		actual
3rd quarter ended September 30	$0.44	$0.09		actual
4th quarter ending December 31	$0.51	$0.56	to	$0.58
The following assumptions were used in developing the guidance provided above:

•	The updated 2006 projection range includes the effect of the change in accounting estimate and resulting pre-tax increase to the provision for bad debts of $65.0 million, which reduced adjusted EBITDA by $65.0 million and income from continuing operations by $40.0 million, or $0.41 per share (diluted). A significant increase in self-pay volume and related revenue, combined with lower cash collections, experienced during the quarter ended September 30, 2006, necessitated a review and analysis of the adequacy of the Company’s allowance for doubtful accounts. Based on this review, the Company recorded a $65.0 million increase to its allowance for doubtful accounts and changed its methodology for estimating its provision for bad debts and the related allowance for doubtful accounts effective September 30, 2006.

•	For comparative purposes, the 2005 actual results have been restated to include pro-forma stock-based stock option compensation expense of $17.6 million, or $0.11 per share (diluted) as if SFAS No. 123(R) was adopted on January 1, 2005, and reflected in the Company’s reported earnings for 2005. Adjusted EBITDA and income from continuing operations per share – diluted, as reported in 2005 were $573.2 million and $2.02 per share, respectively. The quarterly income from continuing operations per share-diluted, as reported in 2005 were $0.52 (1st qtr.), $0.49 (2nd qtr.), $0.47 (3rd qtr.) and $0.54 (4th qtr.).

•	On January 1, 2006, the Company adopted SFAS No. 123(R), using the modified prospective application transition method. For the year ending December 31, 2006, the Company anticipates recognizing stock – based compensation expense of approximately $20 million, or $0.13 per diluted share, as compared to $5 million, or $0.03 per diluted share, recognized for the year ended December 31, 2005, under APB No. 25. Thus, the 2006 projected results include additional stock — based compensation expense of $15 million, or $0.10 per diluted share.
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CYH Announces Third Quarter 2006 Results

October 25, 2006
•	For the year ending December 31, 2007, the Company anticipates recognizing stock-based compensation expense ranging from $30 million to $32 million, or $0.19 to $0.21 per diluted share. Based on historical stock option and restricted stock grants, the 2007 projected results assume new stock option and restricted stock grants and include additional stock-based compensation expense ranging from $10 million to $12 million, or $0.06 to $0.08 per diluted share, which represents the third year of stock options and restricted stock compensation expense based on the Company’s three-year vesting period. No significant restricted stock or options were granted in 2004.

•	Excluding the increase in the provision for bad debt discussed above, expressed as a percentage of net operating revenues, the provision for bad debts is projected to be approximately 11.0% to 11.3% for 2006 and approximately 11.5% to 12.0% for 2007, considering the Company’s application of its new allowance for doubtful accounts reserve methodology (estimated to comprise approximately 30 basis points of the 2007 increase) and anticipated growth in self-pay accounts receivable in 2007.

•	Expressed as a percent of net operating revenues, total depreciation and amortization is projected to be approximately 4.2% to 4.6% for 2006 and approximately 4.2% to 4.5% for 2007; however, this is a fixed cost and the percentages may vary as revenue varies. The adoption on January 1, 2006, of FASB Interpretation No. 45-3 (Entitled Minimum Revenue Guarantees Granted to a Business or Its Owners), requiring the Company to begin capitalizing and amortizing certain elements of its physician recruitment costs, is not expected to have a material impact on net income during 2006 or 2007.

•	The Company is exposed to London Inter-Bank Offer Rate (“LIBOR”) based interest rates, which have been increasing over the past three years. The following is a summary of the three-month LIBOR rates at various dates:

December 31, 2003	1.15188%
December 31, 2004	2.56438%
December 31, 2005	4.53625%
September 30, 2006	5.37000%
To partially offset the rise in LIBOR rates, the Company is currently a party to 10 separate interest swap agreements to limit the effect of changes in interest rates on a portion of the Company’s long-term borrowings. On each of the swaps, the Company receives a variable rate of interest based on the three-month LIBOR, in exchange for the payment by the Company of a fixed rate of interest. Currently, the Company pays on a quarterly basis a margin above LIBOR of 175 basis points for revolver loans and term loans under the senior secured credit facility. For the purpose of providing 2006 and 2007 interest expense projection range guidance, the Company assumes that future LIBOR rates for borrowing under the Company’s $1.625 billion Senior Secured Credit Facility will increase at a slower pace in 2007, several interest swap agreements mature in 2006 and 2007 reducing the interest expense savings impact of such instruments, and the estimated average debt balance will increase from approximately $1.6 billion to $1.9 billion by the end of 2007. The 2007 interest expense projection will reflect a full year’s impact of the 2006 LIBOR rate increases. For 2007, the anticipated impact of the increase in interest expense due to maturing interest swap agreements and the interest expense impact of LIBOR rate increases, excluding additional borrowings in 2007, is projected to have a combined impact of approximately $0.04 per share (diluted). Based on these assumptions, expressed as a percentage of net operating revenue, interest expense is projected to be approximately 2.3% for 2006 and 2.4% to 2.6% for 2007; however, this is a fixed cost and the percentages may vary as revenue varies.

•	On December 16, 2005, the Company announced an open market repurchase program for up to five million shares of the Company’s common stock not to exceed $200 million in purchases. This repurchase program commenced January 14, 2006, and will conclude at the earlier of three years or when the maximum number of shares has been repurchased or the maximum dollar amount has been reached. Through September 30, 2006, the Company had repurchased pursuant to this repurchase plan 3,824,800 shares at a weighted-average price of $35.95 per share. The maximum number of shares that may still be purchased under the repurchase program is 1,175,200. The remaining maximum dollar amount of shares that is permitted to be purchased under the Company’s existing indebtedness is $41.0 million. The assumed interest expense and weighted average diluted shares set forth in this guidance reflect the impact of the shares repurchased pursuant to this repurchase plan through September 30, 2006.

•	Expressed as a percentage of income before income taxes, provision for income tax is projected to be approximately 38.3% to 38.7% for each of 2006 and 2007.
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CYH Announces Third Quarter 2006 Results

October 25, 2006
•	Capital expenditures are as follows (in millions):

					2007
	2005	2006			Initial
	Actual	Guidance			Guidance
Total	$200	$260	to	$275	$320	to	$340
•	No divestures have been assumed in this guidance.

•	The following table reconciles adjusted EBITDA, as defined, to the Company’s estimated net cash provided by operating activities as presented in the guidance shown on page 12:

	2005
	Actual Results
	Adjusted for Pro-
	forma Stock-Based	Updated			Initial
	Compensation	2006 Projection Range			2007 Projection Range
	Expense	(in millions)			(in millions)
Adjusted EBITDA	$556	$565	to	$580	$700	to	$720
Taxes and interest expense	(209)	(230)	to	(237)	(265)	to	(273)
Other non-cash expenses and net changes in operating assets and liabilities	64	75	to	87	10	to	18

Net cash provided by operating activities	$411	$410	to	$430	$445	to	$465

     The projections set forth in this report constitute forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Although the Company believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic and competitive uncertainties and contingencies, which are difficult or impossible to predict accurately and are beyond the control of the Company. Accordingly, the Company cannot give any assurance that its expectations will in fact occur and cautions that actual results may differ materially from those in the forward-looking statements. A number of factors could affect the future results of the Company or the healthcare industry generally and could cause the Company’s expected results to differ materially from those expressed in this filing.
These factors include, among other things:
•	general economic and business conditions, both nationally and in the regions in which we operate;

•	demographic changes;

•	existing governmental regulations and changes in, or the failure to comply with, governmental regulations;

•	legislative proposals for healthcare reform;

•	the impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003, which includes specific reimbursement changes for small urban and non-urban hospitals;

•	our ability, where appropriate, to enter into managed care provider arrangements and the terms of these arrangements;

•	changes in inpatient or outpatient Medicare and Medicaid payment levels;

•	increases in the amount and risk of collectibility of patient accounts receivable;
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CYH Announces Third Quarter 2006 Results

October 25, 2006
•	uncertainty regarding the application of the Health Insurance Portability and Accountability Act of 1996 regulations;

•	increases in wages as a result of inflation or competition for highly technical positions and rising supply cost due to market pressure from pharmaceutical companies and new product releases;

•	liability and other claims asserted against us, including self-insured malpractice claims;

•	competition;

•	our ability to attract and retain qualified personnel, key management, physicians, nurses and other health care workers;

•	trends toward treatment of patients in less acute or specialty healthcare settings, including ambulatory surgery centers or specialty hospitals;

•	changes in medical or other technology;

•	changes in generally accepted accounting principles;

•	the availability and terms of capital to fund additional acquisitions or replacement facilities;

•	our ability to successfully acquire and integrate additional hospitals;

•	our ability to obtain adequate levels of general and professional liability insurance;

•	potential adverse impact of known and unknown government investigations;

•	timeliness of reimbursement payments received under government programs; and

•	the other risk factors set forth in our public filings with the Securities and Exchange Commission.
     The consolidated operating results for the quarter and nine months ended September 30, 2006, are not necessarily indicative of the results that may be experienced for any such future period or for any future fiscal year, including this fiscal year.
     The Company cautions that the projections for calendar years 2006 and 2007, set forth in this press release, are given as of the date hereof based on currently available information. The Company is not undertaking any obligation to update these projections as conditions change or other information becomes available.
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